Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. REPORTS RESULTS

FOR SECOND QUARTER ENDED JUNE 28, 2020

NASHVILLE, TN, August 4, 2020 -- J. Alexander’s Holdings, Inc. (NYSE: JAX) (the “Company”), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and other restaurants, today provided a business update and reported results for the second quarter ended June 28, 2020.

Business Update and 2020 Outlook

Average weekly same store sales1 by month for the second quarter and July of fiscal 2020 compared to the same monthly periods of 2019 are as follows:

	April (4 weeks)	May (4 weeks)	June (5 weeks)	July (4 weeks)
J. Alexander’s/Grill Restaurants	(81.0)%	(61.5)%	(28.2)%	(25.8)%
Stoney River Steakhouse and Grill	(78.3)%	(62.0)%	(33.7)%	(25.2)%

As a result of the ongoing novel coronavirus (“COVID-19”) pandemic, the Company continues to operate its restaurants according to various governmental guidance and restrictions on a limited capacity basis for dine-in service at all of its locations and also continues to offer a robust carry-out service at each of its 46 restaurants. During the second quarter, the Company saw steady recovery of guest counts and sales since the onset of the COVID-19 pandemic in March 2020. In June 2020, the Company’s sales averaged approximately 70% of sales experienced in June 2019, with the week including Father’s Day reaching nearly 88% of prior year sales. Since early July when various states and local jurisdictions began to pause reopening plans, or in some cases walk back reopening steps, the Company has continued to experience progress in sales recovery but at a somewhat slower pace than previously experienced in the second quarter. Sales volumes for July and August (through the week ended August 2, 2020) have averaged approximately 73.5% of prior year sales for the same timeframe.

Off-premise sales have continued to represent a meaningful portion of total sales since dining rooms have reopened with restricted capacity. For instance, off-premise sales during July 2020 totaled approximately 20% of total sales. The Company has remained committed to investing resources in menu innovation and digital marketing and email campaigns to drive both guest awareness and repeat visits and carry-out orders. During the second quarter of 2020, the Company implemented online ordering through ChowNow, and offers through this platform both regular menu items as well as family-style meals, wine to-go and butcher shop sales of cook-at-home, hand-cut steaks in certain locations. Additionally, the Company has implemented contactless menus as an option in all of its locations for dine-in services and is piloting contactless payment in a select number of locations currently.

The Company is not providing guidance for fiscal 2020 in light of the current uncertain consumer environment and unprecedented global market and economic conditions.

Second Quarter 2020 Highlights Compared To The Second Quarter Of 2019

•	Restaurant dining rooms began to reopen in late April 2020, and by June 9, 2020 the Company had reopened all locations’ dining rooms under various governmental capacity restrictions.

•	Net sales for the second quarter of 2020 were $27,602,000, down from $62,229,000 reported in the second quarter of 2019.

•

Loss from continuing operations before income taxes totaled $11,352,000 for the second quarter of 2020. This compares to income from continuing operations before income taxes of $2,244,000 in the second quarter of 2019.

•	Results for the second quarter of 2020 included an income tax benefit of $4,419,000 compared to income tax expense of $18,000 in the second quarter of 2019.

•	Net loss for the second quarter of 2020 totaled $6,988,000 compared to net income of $2,168,000 in the second quarter of 2019.

•	Basic and diluted loss per share were $0.48 for the second quarter of 2020 compared to basic and diluted earnings per share of $0.15 for the second quarter of 2019.

•

Average weekly same store sales per restaurant (1) for the second quarter of 2020 were down 55.2% to $51,600 for the J. Alexander’s/Grill restaurants and down 55.9% to $35,000 for the Stoney River Steakhouse and Grill restaurants compared to the second quarter of 2019.

•	Adjusted EBITDA (2) was $(7,363,000) in the second quarter of 2020 compared to $6,569,000 in the second quarter of 2019.

•	Restaurant Operating (Loss) Profit Margin (3) was (25.4)% in the most recent quarter compared to 12.7% for the second quarter of 2019.

•	Cost of sales as a percentage of net sales in the second quarter of 2020 was 37.9% compared to 31.8% in the second quarter of 2019.

During the second quarter of 2020, the Company incurred approximately $1,100,000 in pre-tax charges related to continuing benefits and pay under its Emergency Sick Leave Pay policy for its furloughed staff members as well as vacation and other sick pay benefits as a result of the COVID-19 pandemic. Additionally, the Company closed one of its restaurants in the second quarter of 2020 and incurred approximately $178,000 in severance and other restaurant closing related costs during the quarter. The Company has subsequently entered into an agreement to sell this location, and the sale is expected to close in the third quarter of 2020, subject to customary closing conditions. Additionally, the Company reduced employee headcount at its Support Center in June 2020, resulting in severance expense of approximately $143,000 recorded in the second quarter of 2020.

Liquidity

As of June 28, 2020, the Company’s cash and cash equivalents totaled $17,315,000, and total outstanding indebtedness was $25,722,000, including $21,000,000 outstanding on the Company’s lines of credit facilities. As previously disclosed, on June 5, 2020, the Company entered into the Third Amended and Restated Loan Agreement with its lender, which increased availability under the existing $1,000,000 revolving credit facility to a maximum of $16,000,000 by adding an accordion feature, subject to compliance with minimum revenue requirements. As of August 2, 2020, the Company is eligible to borrow up to $5,000,000 of the expanded availability in August but has not yet accessed any of the additional funds made available by the amendment. The amendment incorporates the financial covenants implemented in May 2020 as discussed below.

In June 2020, the Company also entered into a letter agreement with its lender to defer principal payments on its outstanding indebtedness for July, August and September 2020 to September 2021. This deferral is in addition to the deferrals and modification previously disclosed that deferred principal payments for April, May and June 2020 to September 2021.

Additionally, effective May 6, 2020, the Company obtained a waiver of its existing credit facility financial covenants through the period ending July 4, 2021, the end of the Company’s second quarter of fiscal 2021. This waiver also implemented new financial covenants requiring minimum revenues and maximum debt ratios, as previously disclosed in the Company’s Current Report on Form 8-K filed on May 8, 2020. The Company is not required to begin measuring compliance with new covenants until the third quarter of 2020, and expects to be in compliance with the new financial covenants through the waiver period.

Further, the Company has undertaken various measures to preserve liquidity in the current economic environment, including engaging in ongoing negotiations with landlords to restructure rental obligations, securing delayed payment terms with certain vendors, and delaying or cancelling certain significant capital expenditure projects for the balance of fiscal 2020.

As of August 2, 2020, the Company had cash on hand of approximately $16,400,000. During the second quarter of 2020, the Company’s reported cash and cash equivalents decreased by $7,503,000, for a weekly cash burn rate of approximately $577,000. The Company has undertaken significant steps to reduce expenses since March 2020, and these steps, coupled with the growth in sales levels in June 2020, significantly reduced the cash burn rate previously anticipated for the full second quarter. The Company is currently forecasting the weekly cash burn rate to be in the range of $325,000 to $375,000 per week under the current operating model for the third quarter of 2020, but expects that the fourth quarter will see an improvement from a cash flow perspective if sales continue to improve, and that the Company will have adequate liquidity for 2020. These estimates include the closing of the sale of the Cleveland property as well as required debt service payments and capital expenditure commitments, including the construction of one new location scheduled to be completed in the fourth quarter of 2020 and opened in the first quarter of 2021, as well as the commencement of construction on an additional location also scheduled to open in 2021.

Chief Executive Officer’s Comments

“The second quarter proved to be one of the most challenging periods in the Company’s history,” stated Mark A. Parkey, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “Having pivoted to a carry-out only model in March 2020, the re-opening of our dining rooms which began in late April 2020 was another ‘unprecedented first’ for the Company as we implemented policies addressing masks for employees and, in certain areas, guests, social distancing parameters, protocols for handling a positive test result related to our employees and numerous challenges associated with procuring the products necessary to execute our historical menu offerings across 46 restaurants in 16 states. Through it all, our teams at the restaurants and the Support Center did an outstanding job of staying on top of the requirements and our operational plans, which allowed our restaurant teams to continue to provide the outstanding food and professional service our guests have come to expect over the years.

“Over the course of the past few months, I have been asked about ‘lessons learned’ in navigating the pandemic. My consistent answer has been that, if you hire talented people and give them the ability to showcase their skills, great things can happen at all levels within an organization. I’m keenly aware of the fact that we’re not out of the woods yet relative to the pandemic and its effects on our industry. However, I can say that I’ve been extremely encouraged by the way our restaurant teams and Support Center staff have responded in the face of this crisis and that response is one of the factors that gives me confidence that we will emerge from this ordeal a stronger company than we were just a few months ago.

“Like most companies in this environment, we have spent a considerable amount of time assessing our structural needs moving forward,” Parkey stated. “Against that backdrop, we discovered that selected activities that have historically been performed at the Support Center could be streamlined, resulting in six positions being absorbed effective June 25, 2020. We also determined that we may need less commercial office space and are evaluating available options for space. We anticipate the combined impact of these measures, excluding any one-time charges related to severance, should save the Company in excess of $500,000 on an annualized basis in future years.”

Parkey noted that, while there were certain weeks during the second quarter during which procurement of beef was curtailed due to the pandemic’s impact on the operations of the Company’s primary beef supplier, such issues have subsided and the Company has been able to source adequate supplies of beef over the past several weeks.

“In summary, we are encouraged by the response of our guests in most of the markets we serve,” Parkey stated. “To the extent we continue to see the economies open back up across the country in the weeks ahead, we are optimistic that our efforts will be adequately rewarded. However, I am unaware of any successful restaurant concept that is capable of sustaining profits at 50-75% of the volume it is designed to accommodate. Thus, we anxiously await the day that we are once again allowed to perform at full speed. We’ve acknowledged from the beginning that there will be winners and losers on the other side of the pandemic and our goal is to be among the winners. Barring a major reversal of the progress achieved in reopening the economies of the markets we serve, I am confident we are on track to achieve that goal.”

Restaurant Development

The Company is currently constructing a Redlands Grill restaurant in San Antonio, TX which is scheduled to be completed before the Holiday season of 2020. However, due to the current restrictions associated with the COVID-19 pandemic in Texas, coupled with the lead time associated with preparing a new location for opening, the Company has scheduled this restaurant to open in the first quarter of fiscal 2021. Additionally, the Company anticipates that in October 2020 it will begin construction of a new J. Alexander’s Restaurant in Madison, AL which is expected to open in the second quarter of 2021.

(1)Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Adjusted EBITDA and a reconciliation of net (loss) income to Adjusted EBITDA. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)“Restaurant Operating (Loss) Profit Margin” is the ratio of Restaurant Operating (Loss) Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Restaurant Operating (Loss) Profit and a reconciliation of operating (loss) income to Restaurant Operating (Loss) Profit. Management uses Restaurant Operating (Loss) Profit to measure operating performance at the restaurant level.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high-quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future, including the impact of the COVID-19 pandemic on our operations, cash needs, liquidity and financial results, and cost-containment efforts. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and other events and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the health and financial effects of the COVID-19 pandemic; the Company’s ability to reopen its restaurants for in-person dining at normal capacities, and thereafter to reestablish and maintain satisfactory guest count levels and maintain or increase sales and operating margin in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the Company’s ability to obtain access to additional capital as needed; the Company’s ability to comply with new financial covenants under its loan agreement with its lender; the Company’s ability to meet the closing conditions to sell its closed restaurant property in Cleveland, OH; the impact of any impairment of our long-lived assets, including tradename; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors and other parties in light of the impact of the COVID-19 pandemic; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; the Company’s evaluation of strategic alternatives; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 13,

2020, as amended on April 17, 2020, and subsequent filings, under the heading “Risk Factors” in its Quarterly Report on Form 10-Q filed with the SEC on June 9, 2020. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.
Jessica Hagler
Chief Financial Officer
(615) 269-1900

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$27,602	$62,229	$84,574	$126,963
Costs and expenses:
Cost of sales	10,471	19,803	29,038	40,331
Restaurant labor and related costs	12,554	19,157	32,892	38,707
Depreciation and amortization of restaurant property and equipment	3,060	2,950	6,154	5,879
Other operating expenses	8,536	12,428	20,490	25,112

Total restaurant operating expenses	34,621	54,338	88,574	110,029
Transaction, contested proxy and other related expenses	(66)	651	623	651
General and administrative expenses	4,095	4,772	8,835	9,528
Goodwill impairment charge	—	—	15,737	—
Long-lived asset impairment charges and restaurant closing costs	178	—	867	—
Pre-opening expense	72	125	91	146

Total operating expenses	38,900	59,886	114,727	120,354

Operating (loss) income	(11,298)	2,343	(30,153)	6,609
Other income (expense):
Interest expense	(189)	(169)	(305)	(355)
Other, net	135	70	127	136

Total other expense	(54)	(99)	(178)	(219)

(Loss) income from continuing operations before income taxes	(11,352)	2,244	(30,331)	6,390
Income tax benefit (expense)	4,419	(18)	5,806	(257)
Loss from discontinued operations, net	(55)	(58)	(107)	(117)

Net (loss) income	$(6,988)	$2,168	$(24,632)	$6,016

Basic (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.47)	$0.15	$(1.67)	$0.42
Loss from discontinued operations, net	(0.00)	(0.00)	(0.01)	(0.01)

Basic (loss) earnings per share	$(0.48)	$0.15	$(1.68)	$0.41

Diluted (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.47)	$0.15	$(1.67)	$0.42
Loss from discontinued operations, net	(0.00)	(0.00)	(0.01)	(0.01)

Diluted (loss) earnings per share	$(0.48)	$0.15	$(1.68)	$0.41

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,695	14,735	14,695	14,715

Note: Per share amounts may not sum due to rounding.

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

as a Percentage of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	37.9	31.8	34.3	31.8
Restaurant labor and related costs	45.5	30.8	38.9	30.5
Depreciation and amortization of restaurant property and equipment	11.1	4.7	7.3	4.6
Other operating expenses	30.9	20.0	24.2	19.8

Total restaurant operating expenses	125.4	87.3	104.7	86.7
Transaction, contested proxy and other related expenses	(0.2)	1.0	0.7	0.5
General and administrative expenses	14.8	7.7	10.4	7.5
Goodwill impairment charge	—	—	18.6	—
Long-lived asset impairment charges and restaurant closing costs	0.6	—	1.0	—
Pre-opening expense	0.3	0.2	0.1	0.1

Total operating expenses	140.9	96.2	135.7	94.8

Operating (loss) income	(40.9)	3.8	(35.7)	5.2
Other income (expense):
Interest expense	(0.7)	(0.3)	(0.4)	(0.3)
Other, net	0.5	0.1	0.2	0.1

Total other expense	(0.2)	(0.2)	(0.2)	(0.2)

(Loss) income from continuing operations before income taxes	(41.1)	3.6	(35.9)	5.0
Income tax benefit (expense)	16.0	(0.0)	6.9	(0.2)
Loss from discontinued operations, net	(0.2)	(0.1)	(0.1)	(0.1)

Net (loss) income	(25.3)%	3.5%	(29.1)%	4.7%

Note: Certain percentage totals do not sum due to rounding.

J. Alexander's Holdings, Inc. and Subsidiaries

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Other Financial and Performance Data:

Adjusted EBITDA(1) (in thousands)	$(7,363)	$6,569	$(5,399)	$14,281
As a % of net sales	-26.7%	10.6%	-6.4%	11.2%
All Stores Basis Operating Metrics:
Average weekly sales per restaurant:

J. Alexander’s / Grill Restaurants	$50,800	$113,600	$76,500	$115,400
Percent change	(55.3)%		(33.7)%

Stoney River Steakhouse and Grill	$34,300	$79,500	$53,400	$82,400
Percent change	(56.9)%		(35.2)%

Average weekly guest counts:

J. Alexander’s / Grill Restaurants	(53.2)%	(1.3)%	(33.8)%	(1.8)%
Stoney River Steakhouse and Grill	(57.0)%	2.4%	(35.6)%	2.8%

Average guest check per restaurant (including alcoholic beverages):

J. Alexander’s / Grill Restaurants	$30.86	$32.17	$32.32	$32.27
Percent change	(4.1)%		0.2%

Stoney River Steakhouse and Grill	$41.51	$41.51	$42.29	$42.06
Percent change	0.0%		0.5%

Estimated inflation:
J. Alexander’s / Grill Restaurants (total food costs)	3.8%	0.0%
J. Alexander’s / Grill Restaurants (beef costs)	5.1%	-1.3%

Stoney River Steakhouse and Grill (total food costs)	5.2%	0.2%
Stoney River Steakhouse and Grill (beef costs)	5.8%	0.2%

Same Store Basis Operating Metrics:
Average weekly same store sales per restaurant:

J. Alexander’s / Grill Restaurants	$51,600	$115,100	$77,500	$116,900
Percent change	(55.2)%		(33.7)%

Stoney River Steakhouse and Grill	$35,000	$79,300	$53,100	$81,800
Percent change	(55.9)%		(35.1)%

Average weekly same store guest counts:

J. Alexander’s / Grill Restaurants	(52.9)%	(1.3)%	(33.8)%	(1.2)%
Stoney River Steakhouse and Grill	(55.9)%	0.3%	(35.9)%	0.8%

Average same store guest check per restaurant (including alcoholic beverages):

J. Alexander’s / Grill Restaurants	$30.81	$32.25	$32.29	$32.35
Percent change	(4.5)%		(0.2)%

Stoney River Steakhouse and Grill	$41.52	$41.62	$42.60	$42.34
Percent change	(0.2)%		0.6%

(1)	See definitions and reconciliation attached.

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	June 28, 2020	December 29, 2019
Assets
Current assets:
Cash and cash equivalents	$17,315	$8,803
Other current assets	9,276	9,289

Total current assets	26,591	18,092
Other assets	5,941	5,698
Deferred income taxes, net	7,157	2,918
Property and equipment, net	103,837	109,303
Right-of-use lease assets, net	74,023	70,277
Goodwill	—	15,737
Tradename and other indefinite-lived intangibles	25,648	25,648
Deferred charges, net	211	239

	$243,408	$247,912

Liabilities and Stockholders' Equity
Current liabilities	$27,906	$31,226
Long-term debt, net of portion classified as current
and unamortized deferred loan costs	20,233	2,845
Long-term lease liabilities	80,104	75,883
Deferred compensation obligations	7,157	7,103
Other long-term liabilities	1,015	138
Stockholders' equity	106,993	130,717

	$243,408	$247,912

J. Alexander's Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended
	June 28, 2020	June 30, 2019
Cash flows from operating activities:
Net (loss) income	$(24,632)	$6,016
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	6,256	6,008
Equity-based compensation expense	908	592
Asset impairment charges	16,426	—
Other, net	(4,117)	1,390
Changes in assets and liabilities, net	1,395	(8,534)

Net cash (used in) provided by operating activities	(3,764)	5,472

Cash flows from investing activities:
Purchase of property and equipment	(3,030)	(3,176)
Other investing activities	(236)	(122)

Net cash used in investing activities	(3,266)	(3,298)

Cash flows from financing activities:
Proceeds from borrowings under debt agreement	32,100	—
Payments on long-term debt	(16,350)	(2,500)
Other financing activities	(208)	(6)

Net cash provided by (used in) financing activities	15,542	(2,506)

Increase (decrease) in cash and cash equivalents	8,512	(332)
Cash and cash equivalents at beginning of the period	8,803	8,783

Cash and cash equivalents at end of the period	$17,315	$8,451

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the period	$1,116	$819
Property and equipment obligations accrued at end of the period	860	1,930
Cash paid for interest	109	327
Cash paid for income taxes	83	740

J. Alexander's Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction, contested proxy and other related expenses, non-cash compensation, loss from discontinued operations, and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating (Loss) Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating (Loss) Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating (Loss) Profit Margin” is the ratio of Restaurant Operating (Loss) Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating (Loss) Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating (Loss) Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating (Loss) Profit should not be assessed in isolation from, or construed as a substitute for, net (loss) income, operating (loss) income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net (loss) income	$(6,988)	$2,168	$(24,632)	$6,016

Income tax (benefit) expense	(4,419)	18	(5,806)	257
Interest expense	189	169	305	355
Depreciation and amortization	3,124	3,029	6,284	6,037

EBITDA	(8,094)	5,384	(23,849)	12,665

Transaction, contested proxy and other related expenses	(66)	651	623	651
Loss on disposal of fixed assets	7	24	53	47
Asset impairment charges and restaurant closing costs	178	(2)	16,604	(2)
Non-cash compensation	485	329	972	657
Loss from discontinued operations, net	55	58	107	117
Pre-opening expense	72	125	91	146

Adjusted EBITDA	$(7,363)	$6,569	$(5,399)	$14,281

J. Alexander's Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Six Months Ended
	June 28, 2020		June 30, 2019		June 28, 2020		June 30, 2019
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating (loss) income	$(11,298)	(40.9)%	$2,343	3.8%	$(30,153)	(35.7)%	$6,609	5.2%

General and administrative expenses	4,095	14.8%	4,772	7.7%	8,835	10.4%	9,528	7.5%
Transaction, contested proxy and other related expenses	(66)	-0.2%	651	1.0%	623	0.7%	651	0.5%
Goodwill impairment charge	—	0.0%	—	0.0%	15,737	18.6%	—	0.0%
Long-lived asset impairment charges and restaurant closing costs	178	0.6%	—	0.0%	867	1.0%	—	0.0%
Pre-opening expense	72	0.3%	125	0.2%	91	0.1%	146	0.1%

Restaurant Operating (Loss) Profit	$(7,019)	-25.4%	$7,891	12.7%	$(4,000)	-4.7%	$16,934	13.3%

Note: Certain percentage totals do not sum due to rounding.